UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 18, 2003

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26878	95-4782077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6922 Hollywood Boulevard

12th Floor

Los Angeles, California 90028

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (323) 817-4600

135 North Los Robles, Avenue,

Suite 800

Pasadena, California 91101

(Former name or former address, if changed since last report)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

ITEM 5.     OTHER EVENTS

On April 18, 2003, the Company terminated the employment of each of Dr. Henry C. Yuen and Ms. Elsie Ma Leung for cause in accordance with the terms of each of their respective employment agreements. The Company had entered into the employment agreements with each of Dr. Yuen and Ms. Leung on November 7, 2002 in connection with a management and corporate governance restructuring (the “Restructuring”). In connection with the Restructuring, the Company also entered into a Termination Agreement with Dr. Yuen, a Letter Agreement with Dr. Yuen, a Termination Agreement with Ms. Leung, a Letter Agreement with Ms. Leung, a Patent Rights Agreement with Dr. Yuen and Amendment No. 1 to the Stockholders’ Agreement with The News Corporation Limited (“News Corporation”) and Dr. Yuen. Copies of those agreements, along with certain other documents entered into in connection with the Restructuring, were filed as Exhibits to the Company’s Form 8-K filed November 12, 2002 and are incorporated herein by reference. Certain provisions of the foregoing agreements that directly address the consequences of the Company’s decision to terminate the employment of each of Dr. Yuen and Ms. Leung for cause are described below.

Dr. Yuen Employment Agreement

In connection with the Restructuring, the Company entered into a five-year employment agreement with Dr. Yuen pursuant to which Dr. Yuen was appointed the head of a business unit of the Company focused on developing new international markets. During the term of his employment, Dr. Yuen was entitled to receive a base salary of $2,000,000 per year, certain employee benefits and other perquisites as set forth in his employment agreement. Dr. Yuen was also appointed to the position of non-executive Chairman of the Company’s Board of Directors.

Dr. Yuen has the right to dispute his termination under the terms of his employment agreement. If Dr. Yuen disputes his termination and an arbitration panel concurs that Dr. Yuen was properly terminated, the Company is not obligated to make any awards of stock options, restricted stock or stock units contemplated by the employment agreement. In the event that Dr. Yuen disputes his termination and an arbitration panel determines that the Company terminated Dr. Yuen without cause, he would be entitled to receive options to purchase 6,866,667 shares of common stock and 2,093,064 shares of restricted stock or stock units, and such restricted stock or stock units would all be immediately vested in full. In addition, in such event, upon execution of a release, Dr. Yuen would also be entitled to receive a lump sum payment in the amount of salary that he would have received from the date of termination through the fifth anniversary of the effective date of the employment agreement, up to a maximum of $10,000,000. In the event of a dispute over his termination, the Company agreed in the employment agreement to pay to Dr. Yuen his base salary and certain expenses, until either (i) the parties come to a mutual agreement or (ii) a panel of arbitrators finally determines that Dr. Yuen’s termination was proper under the terms of Dr. Yuen’s employment agreement.

Ms. Leung Employment Agreement

In connection with the Restructuring, the Company entered into a three-year employment agreement with Ms. Leung pursuant to which Ms. Leung was appointed as an employee of a business unit of the Company focused on developing new international markets. During the term of her employment, Ms. Leung was entitled to receive a base salary of $500,000 per year, certain employee benefits and other perquisites as set forth in her employment agreement. Ms. Leung continues to serve as a member of the Company’s Board of Directors until the expiration of her current term at the Company’s next annual meeting of shareholders, which has been scheduled for May 20, 2003.

Ms. Leung has the right to dispute her termination under the terms of her employment agreement. If Ms. Leung disputes her termination and an arbitration panel concurs that Ms. Leung was properly terminated, the Company is not obligated to make any awards of stock options, restricted stock or stock units contemplated by the employment agreement. In the event that Ms. Leung disputes her termination and an arbitration panel determines that the Company terminated Ms. Leung without cause, she would be entitled to receive options to purchase 666,667 shares of common stock and 209,308 shares of restricted stock or stock units, and such restricted stock or stock units would all be immediately vested in full. In addition, in such event, upon execution of a release, Ms. Leung would also be entitled to receive a lump sum payment in the amount of salary that she would have received from the date of termination through the fifth anniversary of the effective date of the agreement, up to a maximum of $1,500,000. In the event of a dispute over her termination, the Company agreed in the employment agreement to pay to Ms. Leung her base salary and certain expenses, until either (i) the parties come to a mutual agreement or (ii) a panel of arbitrators finally determines that Ms. Leung’s termination was proper under the terms of Ms. Leung’s employment agreement.

Dr. Yuen Termination Agreement

Pursuant to the Termination Agreement, Dr. Yuen resigned from certain positions he held at the Company and subsidiaries of the Company, including his former position as Chief Executive Officer of the Company. Under the Termination Agreement, Dr. Yuen received or was entitled to receive, subject to the terms and conditions of the agreement, a combination of cash payments and restricted stock or stock units. The cash payments consist of a termination fee in the amount of $22,452,640 and $7,030,778 in settlement for unpaid salary, bonuses and vacation due under his former employment agreement. In addition, all of Dr. Yuen’s stock options as of November 7, 2002, other than approximately 17,055,413 stock options which were surrendered and cancelled, immediately vested. Pursuant to the Termination Agreement, Dr. Yuen was entitled to receive 5,274,519 shares of restricted stock or stock units to be awarded upon the adoption of an amendment to the Company’s 1994 Stock Incentive Plan by the Company’s shareholders. Such an amendment will be voted upon by the Company’s shareholders at the annual meeting that is scheduled to take place on May 20, 2003.

The cash payments and accelerated vesting of stock options are not directly affected by the Company’s termination of Dr. Yuen’s employment under the employment agreement. However, upon a termination of Dr. Yuen’s employment for cause, the Company is not obligated to make the awards of restricted stock or stock units to Dr. Yuen contemplated by the Termination Agreement.

Ms. Leung Termination Agreement

Pursuant to the Termination Agreement, Ms. Leung resigned from certain positions she held at the Company and subsidiaries of the Company, including her former positions as Co-President, Co-Chief Operating Officer and Chief Financial Officer of the Company. Under the Termination Agreement, Ms. Leung received or was entitled to receive, subject to the terms and conditions of the agreement, a combination of cash payments, stock options and restricted stock or stock units. The cash payments consist of a termination fee in the amount of $6,957,953 and $1,209,695 in settlement for unpaid salary, bonuses and vacation due under her former employment agreement. In addition, all of Ms. Leung’s stock options as of November 7, 2002, other than approximately 3,150,000 stock options which were surrendered and cancelled, immediately vested. Pursuant to the Termination Agreement, Ms. Leung was entitled to receive options to purchase 1,126,504 shares of common stock and 353,680 shares of restricted stock or stock units to be awarded upon the adoption of an amendment to the Company’s 1994 Stock Incentive Plan by the Company’s shareholders. Such an amendment will be voted upon by the Company’s shareholders at the annual meeting that is scheduled to take place on May 20, 2003.

The cash payments and accelerated vesting of stock options are not directly affected by the Company’s termination of Ms. Leung’s employment under the employment agreement. However, upon a termination of Ms. Leung’s employment for cause, the Company is not obligated to make the awards of stock options, restricted stock or stock units to Ms. Leung contemplated by the Termination Agreement.

Patent Rights Agreement

The Patent Rights Agreement provides the Company with the option to acquire certain inventions made by Dr. Yuen relating to the Interactive Program Guides or Interactive Television, each as defined in the Patent Rights Agreement, any time from the commencement of this agreement until November 7, 2009. The agreement commences on the earlier of (i) November 7, 2007 and (ii) the expiration or earlier termination of Dr. Yuen’s employment agreement. This agreement requires that the Company grant Dr. Yuen a license to the inventions acquired by the Company from Dr. Yuen for fields other than Interactive Program Guides and Interactive Television. The Patent Rights Agreement also includes a covenant that Dr. Yuen will not compete with the Company in the fields of Interactive Program Guides and Interactive Television. Subject to the terms and conditions of the agreement, Dr. Yuen is entitled to receive cash and options to purchase common stock. Payments to Dr. Yuen under the agreement include annual compensation of $250,000 per year, a fee ranging from a minimum of $1,250,000 to a maximum of $2,750,000 per year (based on the Company’s revenues from the sale of specified products) and options to purchase 200,000 shares of common stock per year.

Due to the fact that Dr. Yuen’s employment has been terminated, the term of the Patent Rights Agreement has commenced.

Amendment to Stockholders’ Agreement

As a result of the termination of Dr. Yuen’s employment (i) Dr. Yuen is deemed to have resigned from the Company’s Board of Directors effective immediately, and (ii) the voting arrangements contained in Amendment No. 1 to the Stockholders’ Agreement requiring News Corporation and Dr. Yuen to vote for each other’s director designees have ceased.

The Company has issued a press release in connection with the foregoing. A copy of the press release issued by the Company on April 18, 2003, is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(c)	EXHIBITS

Exhibit	Description
99.1	Press Release of Gemstar-TV Guide International, Inc. issued April 18, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2003

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/S/ STEPHEN H. KAY
Stephen H. Kay
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release of Gemstar-TV Guide International, Inc. issued April 18, 2003